HALLADOR PETROLEUM, LLP
                                               1660 Lincoln Street, Suite 2700
                                                              Denver, Co 80264
                                                          Phone:  303/839-5504
                                                            Fax:  303/832-3013


                              FOR IMMEDIATE RELEASE


PRESS RELEASE                                  Contact: Victor P. Stabio, CEO
                                               Phone:   303-839-5504, ext. 305

August 10, 2004, Denver, Colorado

The Hallador Petroleum group of companies (Hallador) announced today that it has entered in an agreement with E&B Natural Resources
Management Corporation (a privately owned corporation) to sell all of Hallador's interest in Hallador Production Company and other properties in the South Cuyama Field and adjacent exploration areas in Santa
Barbara County, California for $23 million with an effective date of June 1, 2004. At closing, scheduled for September 30, 2004 and subject to customary closing conditions, Hallador will receive $19.5 million cash and $3.5 million in a note due on September 30, 2005.

The public company, Hallador Petroleum Company (HPC) is entitled to 70% of the above amounts or $13.65 million cash and its share of the note in the amount of $2.8 million. These amounts will be reduced by closing adjustments and employee bonuses, stock option payments, and retention payments of approximately 15%. Following the sale, HPC and Hallador, will have no California properties, but will continue its operations in New Mexico and Texas. These properties of Hallador have remaining reserves of approximately 2.0 BCF of natural gas equivalents, of which HPC owns 1.5 BCF of natural gas equivalents.

After closing, the Hallador Board, will meet to consider how to best utilize the cash from the California sale. Among the options the Board will consider is a special dividend. Hallador Petroleum Company has approximately 7.1 million shares outstanding.

Hallador, an oil and gas company headquartered in Denver, Colorado, is publicly traded on the OTC bulletin board under the symbol HPCO.BB.

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